                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                --------------

Filed by the Registrant /X/
Filed by the Party other than the Registrant / /

Check the appropriate box:
/X/  Preliminary Proxy Statement        / /  Confidential, for Use of the
/ /  Definitive Proxy Statement              Commission Only (as permitted by
/ /  Definitive Additional Materials         Rule 14a-6(e)(2))
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                --------------

                              WASTE RECOVERY, INC.
                (Name of Registrant as Specified in its Charter)

                                --------------

            (Name of Person(s) filing Consent Solicitation Statement,
                          if other than Registrant)

                                --------------

Payment of Filing fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                                --------------

(1)  Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

(5)  Total fee paid:

------------------------------------------------------------------------------

/ / Check box if any part of the fee if offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                --------------

(1)  Amount Previously Paid:

------------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

------------------------------------------------------------------------------

(3)  Filing Party:

------------------------------------------------------------------------------

(4)  Date Filed:

------------------------------------------------------------------------------

                                     [LOGO]

                              WASTE RECOVERY, INC.               PRELIMINARY
                           309 SOUTH PEARL EXPRESSWAY               COPY
                              DALLAS, TEXAS  75201
                                 _______________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 19, 1997
                                 _______________

To the Shareholders of
  WASTE RECOVERY, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Waste Recovery, Inc. (the "Company"), a Texas corporation, will be held at the Company's executive offices at 309 South Pearl Expressway, Dallas, Texas on Monday, May 19, 1997, at 10:00 a.m., Dallas, Texas time, for the following purposes:

          1. To elect (a) four Class B Directors to serve for a term of three years and (b) one Class C Director to serve for a term of one year (or, if the proposal described in paragraph 2 below is approved by the Company's shareholders, to serve with the balance of the Company's directors until the next Annual Meeting of Shareholders or their respective successors are elected and qualified);

          2. To consider and act upon a proposal of the Company's Board of Directors to amend the Company's Amended and Restated Articles of Incorporation to eliminate the classification of the Board of Directors and to provide that each director shall be elected annually to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified;

          3. To consider and act upon a proposal of the Company's Board of Directors to amend the Company's Amended and Restated Articles of Incorporation to provide for indemnification of officers and directors to the full extent permitted under Texas law and to ratify and approve a resolution of the Board of Directors that authorized the Company to enter into Indemnification Agreements with the Company's directors;

          4. To consider and act upon a proposal of the Company's Board of Directors to amend the Company's Amended and Restated Articles of Incorporation to eliminate the supermajority voting requirement for the shareholders of the Company to approve certain transactions; and

          5. To transact such other business as properly may come before the meeting or any adjournment thereof.

     The close of business on April 11, 1997 has been fixed by the Board of Directors as the record date for the Annual Meeting. Only shareholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of 10 days prior to the meeting at the corporate offices of the Company, 309 South Pearl Expressway, Dallas, Texas 75201.

     A Proxy Statement, form of Proxy, and copy of the Annual Report on the Company's operations during the fiscal year ended December 31, 1996, accompany this notice.

     It is important that your shares be represented at the Annual Meeting. If you do not expect to attend in person, please sign and date the form of Proxy and return it in the enclosed postage prepaid envelope. The form of Proxy is enclosed in the mailing envelope in which this Proxy Statement is contained. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person if they desire.

                                       By Order of the Board of Directors

                                        JOHN E. COCKRUM
                                           SECRETARY

April 24, 1997

                                     [LOGO]

                              WASTE RECOVERY, INC.
                           309 SOUTH PEARL EXPRESSWAY
                              DALLAS, TEXAS  75201

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 19, 1997

                             SOLICITATION OF PROXIES

     This Proxy Statement is furnished to shareholders of Waste Recovery, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Shareholders of the Company to be held at the Company's executive offices at 309 South Pearl Expressway, Dallas, Texas 75201, on Monday, May 19, 1997, at 10:00 a.m., Dallas, Texas time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. References herein to the "Company" include its subsidiaries, unless the context otherwise requires.

     This Proxy Statement and form of Proxy are being mailed to shareholders on or about April 24, 1997. If the enclosed form of Proxy is executed and returned, it may nevertheless be revoked by the shareholder at any time by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. All proxies duly signed, dated, and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote:

          (1) FOR the election of the five nominees listed under "Election of Directors" as nominees of the Company for election as directors;

          (2) FOR the proposal to amend the Company's Amended and Restated Articles of Incorporation to eliminate the classification of the Board of Directors and to provide that each director shall be elected annually to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified;

          (3) FOR the proposal to amend the Company's Amended and Restated Articles of Incorporation to provide for indemnification of officers and directors to the full extent permitted under Texas law and to ratify and approve a resolution of the Board of Directors of the Company that authorized the Company to enter into Indemnification Agreements with the Company's directors;

          (4) FOR the proposal to amend the Company's Amended and Restated Articles of Incorporation to eliminate the supermajority voting requirements for shareholders to approve certain transactions; and

          (5) At the discretion of the persons named in the enclosed form of Proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company. The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Shareholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and presented for a vote of the shareholders, the persons named in the Proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission, and telephone by directors, officers and employees of the Company, who will receive no special compensation for such services. The Company will also supply brokers, nominees, or other custodians with the numbers of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their reasonable expense in so doing.

                OUTSTANDING CAPITAL STOCK AND STOCK OWNERSHIP OF
                      DIRECTORS, CERTAIN EXECUTIVE OFFICERS
                           AND PRINCIPAL SHAREHOLDERS

     The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on April 11, 1997. At March 31, 1997, the Company had issued and outstanding and entitled to vote at the Annual Meeting 17,442,621 shares of Common Stock, no par value per share ("Common Stock").
(For a description of the voting rights of the Common Stock, see "Quorum and Voting" herein.)

     The following table sets forth information as of March 31, 1997, regarding the beneficial ownership of the Company's Common Stock by each person or group known by management of the Company to own more than five percent (5%) of the outstanding shares of Common Stock of the Company, by each of the Company's executive officers named in the Summary Compensation Table below, by each of the Company's directors and nominees, and by all of its directors and executive officers as a group.

                                               SHARES OF COMMON STOCK DIRECTLY AND
                                              BENEFICIALLY OWNED AND PERCENTAGE OF
                                             OUTSTANDING SHARES AS OF MARCH 31, 1997
                                          --------------------------------------------
                                           NUMBER                  NUMBER
                                          DIRECTLY              BENEFICIALLY
              NAME                          OWNED     PERCENT       OWNED      PERCENT
              ----                        ---------   -------   ------------   -------
Stephen P. Adik**. . . . . . . . . . . .      -0-          0%         -0-          0%
  801 East 86th Avenue
  Merrillville, Indiana 46410
Jay I. Anderson**. . . . . . . . . . . .    129,075         o       129,075         o
  7 Penn Plaza
  370 Seventh Avenue
  Suite 618
  New York, New York 10001
Martin Bernstein*. . . . . . . . . . . .    232,976      1.4%       232,976      1.4%
  7 Penn Plaza
  370 Seventh Avenue
  Suite 618
  New York, New York 10001
Andrew Bodner* . . . . . . . . . . . . .    429,158      2.5%       429,158      2.5%
  258 West Mountain Road
  Ridgefield, Connecticut 06877
Crandall S. Connors(1)***. . . . . . . .    675,064      3.9%     2,904,069     16.6%
  108 Forest Avenue
  Locust Valley, New York  11560
Roger W. Cope(2)*. . . . . . . . . . . .     45,528         o        45,528         o
  5663 East 9 Mile Road
  Warren, Michigan 48091
Michael C. Dodge(3)*** . . . . . . . . .    461,712      2.6%       779,712      4.5%
  15660 North Dallas Parkway
  Suite 400, L.B. 42
  Dallas, Texas 75248
Thomas L. Earnshaw(4)*+. . . . . . . . .    179,505      1.0%       179,505      1.0%

                                     -3-

John C. Kerr(5)* . . . . . . . . . . . .    257,259      1.5%     2,904,069     16.6%
  16414 San Pedro
  Suite 345
  San Antonio, Texas 78232
Steven E. MacIntyre(6)***. . . . . . . .    447,409      2.6%     2,904,069     16.6%
  425 Park Avenue
  Floor 25
  New York, New York 10022
Robert L. Thelen(7)*+. . . . . . . . . .    137,598         o       137,598         o
W. David Walls(8)* . . . . . . . . . . .     37,321         o        37,321         o
  1830 North 55th Street
  Boulder, Colorado 80301
Riverside Caloric Company++. . . . . . .  1,100,000      6.3%     1,100,000      6.3%
  c/o NIPSCO Development Company, Inc.
  801 East 86th Avenue
  Merrillville, Indiana 46410
Kerr, Connors Group(9)++ . . . . . . . .          -         -     2,904,069     16.6%
  108 Forest Avenue
  Locust Valley, New York  11560
Directors and executive officers
  as a group (15 persons)(10)(11). . . .  4,616,763     26.5%     5,359,100     30.7%

_____________
*    Director
**   Nominee
***  Director and Nominee
+    Executive Officer
++   Shareholder
o    Less than 1%
(1) Columns 1 and 2 include 434,750 shares directly held and 196,301 shares as to which Mr. Connors has shared beneficial ownership, including 180,000 shares held by MacIntyre Connors General Partnership, of which Messrs. MacIntyre and Connors are the sole partners, and 44,013 shares of Common Stock subject to options exercisable within sixty days, and columns 3 and 4 include 2,229,005 shares as to which the Kerr Connors Group (as described below) has shared voting and dispositive power. Mr. Connors is a member of a group (for purposes of reference described herein as the "Kerr, Connors Group"), together with other individuals and entities including Messrs. Kerr and MacIntyre, that has filed a Schedule 13D with the Securities and Exchange Commission, as last amended by Amendment No. 3 dated August 9, 1995. Such Schedule 13D stated that the reporting persons set forth therein, which include, among others, Messrs. Connors, Kerr and MacIntyre, had reached an oral arrangement of unspecified duration with respect to the voting and transfer of such stock. The share amount set forth for Mr. Connors in column 3 includes 2,229,005 shares of Common Stock held by other members of the Kerr, Connors Group with respect to which he disclaims beneficial ownership.
(2) Includes 5,000 shares of Common Stock subject to options exercisable within sixty days.
(3) Columns 1 and 2 include 2,500 shares of Common Stock subject to options exercisable within sixty days, and columns 3 and 4 include 18,000 shares of Common Stock and warrants to acquire 300,000 shares of Common Stock held by Mr. Dodge's daughters, as to which he disclaims beneficial ownership.
(4) Includes 125,000 shares of Common Stock subject to options exercisable within sixty days.
(5) Columns 1 and 2 include 257,259 shares directly held, and columns 3 and 4 include 2,646,810 shares held by other members of the Kerr, Connors Group as to which he disclaims beneficial ownership.
(6) Columns 1 and 2 include 267,409 shares directly held, 2,500 shares of Common Stock subject to options exercisable within sixty days, 36,061 shares of Common Stock issuable upon conversion of Debentures and 180,000 shares held by MacIntyre Connors General Partnership, of which Messrs. MacIntyre and Connors are the sole partners, and columns 3 and 4 include 2,456,660 shares held by other members of the Kerr, Connors Group with respect to which he disclaims beneficial ownership.

(7) Includes 98,098 shares held directly, 4,500 shares held of record by his wife and as to which he shares voting power, and 35,000 shares of Common Stock subject to options exercisable within sixty days.
(8) Includes 5,000 shares of Common Stock subject to options exercisable within sixty days.
(9) Address is for Kerr, Connors & Co. and not of all of the members of such group.
(10) Includes 229,013 shares of Common Stock subject to options exercisable within sixty days.
(11) Outstanding shares for the purpose of calculating these percentages do not include shares held by or for the account of the Company, and include shares that can be acquired within sixty days by the exercise of stock options, warrants and conversion of Debentures. Percentage is calculated by taking the total number of shares of Common Stock directly owned or beneficially held, as the case may be, by the individual or entity listed and dividing that number by the sum of (i) the total number of shares of Common Stock outstanding and (ii) the number of securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges and other rights. Except as otherwise indicated in this table, shares are directly owned, and unless indicated to the contrary the owner has sole voting and investment power.

The address for each of Messrs. Earnshaw and Thelen is 309 South Pearl Expressway, Dallas, Texas 75201.

                                QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company entitled to vote is necessary to constitute a quorum at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. The affirmative vote of a plurality of the voting power represented at the meeting and entitled to vote is required for the election of directors. Cumulative voting is not permitted in the election of directors. The affirmative vote of holders of two-thirds of the voting power represented at the meeting and entitled to vote is required for proposals two through four to be adopted. A holder of shares of Common Stock will be entitled to one vote per share of Common Stock as to each matter properly brought before the meeting.

                            PROPOSALS OF SHAREHOLDERS

     Any proposal by a shareholder to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company at its executive offices not later than January 1, 1998, in order to be considered for inclusion in the Company's proxy material relating to the 1998 Annual Meeting. Any proper proposal should be mailed or delivered to the attention of Corporate Secretary, Waste Recovery, Inc., 309 South Pearl Expressway, Dallas, Texas 75201. Such proposals must comply with the requirements of Regulation 14A of the Securities Exchange Act of 1934.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

     The Company's Articles of Incorporation presently provide that the Board of Directors is to be divided into three classes, approximately equal in number, with staggered terms of three years. Except as described below, the four nominees designated by the Board of Directors for election as Class B directors at the 1997 Annual Meeting each will serve a three-year term if elected and the nominee designated by the Board of Directors for election as a Class C director at the 1997 Annual Meeting to serve with the three Class C directors presently serving will serve a one-year term if elected. THE BOARD OF DIRECTORS HAS PROPOSED AMENDING THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS. SEE "PROPOSAL TWO-APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION--ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS." IF PROPOSAL TWO IS APPROVED BY THE

SHAREHOLDERS OF THE COMPANY, EACH OF THE DIRECTORS OF THE COMPANY ELECTED WILL SERVE UNTIL THE 1998 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

     Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the nominees for the Board of Directors named below. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Shareholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the form of Proxy.

     The directors will continue to serve until their respective successors are duly elected and qualified.

NOMINEES FOR DIRECTORS

     CLASS B DIRECTORS; TERM EXPIRES IN 2000

     Mr. Jay I. Anderson, age 40, has been Chief Financial Officer of The Feil Organization, Inc., an investment holding company, since May 1980. Prior to such time Mr. Anderson was a certified public accountant for Deloitte Haskins & Sell. From December 1993 to July 1996 Mr. Anderson was a director of Achiever Tire Recycling Corp., the general partner of Achiever Tire Limited Partnership. In July 1996, Achiever Tire Limited Partnership commenced an assignment for the benefit of its creditors.

     Mr. Crandall S. Connors, age 49, has been a general partner in the investment banking firm of Kerr, Connors & Co. since its formation in 1990. Previously, he was a partner with the NYSE member firm of Shields & Co. since 1987, where he was president of its real estate subsidiary. From 1976 to 1986, he was co-founder and CEO of Connors, Sternlieb & Co., specializing in real estate and oil and gas syndications. Prior to such time, he had served since 1970 in various management positions with Citicorp N.A. Mr. Connors has served as a director of the Company since 1994.

     Mr. Michael C. Dodge, age 54, is an attorney in Dallas, Texas where he has practiced law for more than fifteen years. In addition to practicing law, Mr. Dodge is a director of Auto Wax Company, Inc., of Stirling Cooke North American Holdings, Ltd., and of Stirling Cooke Texas, Inc. Mr. Dodge has served as a director of the Company since 1983.

     Mr. Steven E. MacIntyre, age 44, has been practicing investment banking since 1981. He is Managing Director of D.H. Troob & Company, a licensed broker/dealer, where he has been employed for six years. Prior to joining D.H. Troob & Company, he was a partner with Rector Street Capital Partners, Inc., investment bankers, for approximately two years. Mr. MacIntyre has served as a director of the Company since 1994.

     CLASS C DIRECTOR; TERM EXPIRES IN 1998

     Mr. Stephen P. Adik, age 54, has been Executive Vice President, Chief Financial Officer and Treasurer of NIPSCO Industries, Inc. since January 1994. From February 1991 through December 1993, Mr. Adik served as Senior Vice President, Chief Financial Officer and Treasurer of NIPSCO Industries, Inc. Mr. Adik is also Senior Vice President and General Manager, Finance and Accounting, of Northern Indiana Public Service Company, a subsidiary of NIPSCO Industries, Inc., in which positions he has served since 1991. Mr. Adik is an advisory director of Bank One (Merrillville, Indiana), Chicago SouthShore and South Bend Railroad and TradeWinds Strategic Planning Committee.

DIRECTORS CONTINUING IN OFFICE

     CLASS A DIRECTORS; TERM EXPIRES IN 1999

     Mr. Martin Bernstein, age 63, was elected Chairman of the Board of Directors of the Company in February 1997. Mr. Bernstein is President, Chief Executive Officer and a director of Ponderosa Fibres of America, Inc., in which positions he has served since November 1980. In addition, Mr. Bernstein is a director of Empire Insurance Company and All City Insurance Company. From December 1993 to July 1996 Mr. Bernstein was a director of Achiever Tire Recycling Corp., the general partner of Achiever Tire Limited Partnership. In July 1996 Achiever Tire Limited Partnership commenced an assignment for the benefit of its creditors. Mr. Bernstein was appointed to the Board of Directors in December 1996.

     Mr. Thomas L. Earnshaw, age 42, was elected President and Chief Executive Officer of the Company in March 1990. Mr. Earnshaw worked for Peat, Marwick, Mitchell & Co., and in the retail business, before joining the Company when it was founded in 1982. Mr. Earnshaw was elected Vice President - Operations in 1985 and Executive Vice President - Operations in 1987. Mr. Earnshaw has served as director of the Company since 1990.

     Mr. Robert L. Thelen, age 58, is one of the Company's original founders, joining the Company in 1982. He was elected Vice President - Engineering of the Company in 1989, and Executive Vice President - Engineering in 1991. He is responsible for the design and improvement of plant equipment, plant construction and technical assistance to customers. Mr. Thelen has served as a director of the Company since 1990.

     Mr. W. David Walls, age 53, spent twelve years in the investment banking business, ten years of which were with Wood, Gundy, Inc. and two years with the Company's original underwriters, Balis Zorn & Gerard, Inc. In September 1987, he went into business as a private investor, and in August 1988 became Chairman of Inside Communications, Inc., a publishing company. Mr. Walls has served as director of the Company since 1986.

     CLASS C DIRECTORS; TERM EXPIRES IN 1998

     Mr. Andrew Bodner, age 39, served as President of U.S. Tire Recycling Corp., the general partner of U.S. Tire Recycling Partners, L.P., from April 1992 until the Company acquired U.S. Tire Recycling Partners, L.P. in December 1996. Mr. Bodner is presently President of Oxford Penacook Investments, Inc., a general partner of limited partnerships that own and operate hydroelectric generating facilities, in which capacity he has served for more than five years. Mr. Bodner has been an executive officer and a director of Arc Global Maritime, Inc. since May 1993, of Essex Power Services, Inc. since January 1995, and of Essex Hydro Associates, L.L.C. since June 1995. From December 1993 until July 1996, Mr. Bodner was President of Achiever Tire Recycling Corp., the general partner of Achiever Tire Limited Partnership. In July 1996, Achiever Tire Limited Partnership commenced an assignment for the benefit of its creditors. Mr. Bodner was appointed to the Company's Board of Directors in December 1996.

     Mr. Roger W. Cope, age 56, began serving as Vice President of Business Development for Lamb Technicon Machining Systems in April 1996. He also serves as a director of Gulf South Systems, Inc. and L.S. Capital Corp. From January 1993 through December 1995, Mr. Cope was President of Lone Star Casino Corporation of Las Vegas, Nevada. Previously, he was Director - Air Force Marketing and Strategic Planning for the Litton Applied Technology Division of San Jose, California from April 1991 until December 1992. Mr. Cope has served as a director of the Company since 1983.

     Mr. John C. Kerr, age 49, has been a general partner in the investment banking firm of Kerr, Connors & Co. for over five years. He is also a general partner in Southwest Venture Partners III, a newly-formed venture capital partnership in San Antonio, Texas. Mr. Kerr serves as Chairman of the Board of Directors of the Texas Public Finance Authority, the bond issuing authority for the State of Texas. Mr. Kerr was appointed to the Company's Board of Directors in December 1995.

MEETINGS AND COMMITTEES OF BOARD OF DIRECTORS

     The Board of Directors held a total of four meetings in fiscal 1996. During the time each director served as a director of the Company, he attended at least 75% of the aggregate of the total meetings held by the Board of Directors and all of the meetings held by committees of the Board on which he served. The Board of Directors has a Compensation Committee, the members of which are Roger W. Cope, Michael C. Dodge and W. David Walls. The Board of Directors does not have a nominating committee or a standing audit committee or committees performing similar functions.

     COMPENSATION COMMITTEE. The Compensation Committee, which consists of Messrs. Cope, Dodge and Walls, approves executive compensation arrangements and oversees administration of the Company's stock-based employee benefit plans of the Company, including determination of the grantees, grant amounts and purchase or exercise prices, if any. The Compensation Committee met two times during fiscal 1996.

                                  PROPOSAL TWO

                 APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED
                     AND RESTATED ARTICLES OF INCORPORATION

                  ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS

     On February 3, 1997, the Company's Board of Directors unanimously approved and recommended that the shareholders of the Company approve an amendment to
Section 12.1 to the Amended and Restated Articles of Incorporation of the Company that would eliminate the existing classification of the Board of Directors into three classes of directors with staggered terms of office, and would provide that each director is to be elected annually for a term of one year and until his or her successor is elected and qualified. The text of the proposed new Section 12.1 is set forth on APPENDIX A. IF THIS PROPOSAL TWO IS APPROVED, THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL ONE, TOGETHER WITH THE REMAINING EIGHT (8) DIRECTORS, WILL SERVE UNTIL THE 1998 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED NOTWITHSTANDING THE TERMS FOR SUCH DIRECTORS DESCRIBED IN PROPOSAL ONE.

     The Board of Directors believes that the Company's classified Board of Directors significantly extends the time required to effect a change in control of the Board of Directors and discourages acquisition proposals and takeover bids with respect to the Company. Currently, it takes at least two Annual Meetings for even a majority of shareholders to make a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting pursuant to the classification of the Company's Board. If the proposed amendment is approved by the Company's shareholders, a change in control of the Board of Directors could be made by shareholders holding a plurality of the votes cast at a single Annual Meeting.

     If the proposed amendment is approved by the Company's shareholders, all directors of the Company will be elected annually and all of the directors may be removed, with or without cause, by a majority vote of the outstanding shares of the Common Stock. Cumulative voting is expressly denied by the Company's Amended and Restated Articles of Incorporation.

     ADVANTAGES. Because of the additional time required to change control of the Board of Directors, the classified board tends to perpetuate present management. Without the ability to obtain immediate control of the Board of Directors, a bidder is not able to take action to remove other impediments to its acquisition of the Company. Because the classified board increases the amount of time required for a bidder to obtain control of the Company without the cooperation of the Board of Directors, even if a bidder were to acquire a majority of the Company's outstanding stock, it has the effect of discouraging certain tender offers or proxy contests, including some potential tender offers or acquisition proposals that shareholders may feel would be in their best interests. The classified board also makes it more difficult and time-consuming for the shareholders to change the composition of the Board of Directors even if the shareholders believes such a change would be desirable.

     DISADVANTAGES. The classified board would provide continuity and stability in the Board of Directors' leadership and policies. The Board of Directors also believes that an advantage of the classified board is that it assists the Board of Directors in protecting the interests of the Company's shareholders in the event of an unsolicited, hostile offer for the Company.

REQUIRED VOTE

     In order to be adopted, this proposal must receive the affirmative vote of holders holding two-thirds of the shares of stock eligible to vote at the Annual Meeting.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL.

                                 PROPOSAL THREE

                 APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED
             AND RESTATED ARTICLES OF INCORPORATION AND RATIFICATION
                          OF INDEMNIFICATION AGREEMENTS

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

INTRODUCTION

     On February 3, 1997, the Board of Directors unanimously approved and recommended that the shareholders of the Company approve an amendment to Article 8 of the Company's Amended and Restated Articles of Incorporation that would, to the fullest extent permitted under applicable law as from time to time in effect, require indemnification (including advancement of expenses) of the Company's directors and officers and, at the option of the Board of Directors in any particular case, the Company's employees and agents. The text of the proposed new Article 8 regarding indemnification is set forth in APPENDIX B.

     In addition, on February 3, 1997, the Board of Directors unanimously authorized the Company to enter into Indemnification Agreements with the Company's directors in the form set forth in APPENDIX C. The Indemnity Agreements are being submitted to the shareholders of the Company for ratification at the Annual Meeting.

     INDEMNIFICATION AMENDMENT. The Board of Directors believes that the proposed amendment to the Amended and Restated Articles of Incorporation concerning indemnification is desirable in order for the Company to be able to continue to attract and retain responsible individuals to serve as directors and officers in light of the present difficult environment in which such persons, particularly directors, must serve. In recent years, investigations, claims, actions, suits or proceedings (including derivative actions) ("Proceedings") seeking to impose liability on directors and officers of publicly held corporations have become increasingly common. Such Proceedings are typically extremely expensive whatever their eventual outcome. In view of the costs and uncertainties of litigation in general, it is often prudent to settle Proceedings in which claims against a director or officers are made. Settlement amounts, even if immaterial to the corporation involved and minor compared to the enormous amounts frequently claimed, often exceed the financial resources of most individual director or officer defendants. As a result, an individual may conclude that potential exposure to the costs and risks of Proceeding in which he or she may become involved may exceed any benefit to him or her from serving as a director or officer of a public corporation. This is particularly true for directors who are not employees of the corporation concerned.

     If the proposed amendment is approved by the Company's shareholders, the Amended and Restated Articles of Incorporation will require indemnification (including advancement of expenses) of the Company's directors and officers and, at the option of the Board of Directors in any particular case, the Company's employees and agents, to the fullest extent permitted under applicable law as from time to time in effect. The proposed amendment also authorizes individual directors and officers to enforce their right to indemnification and advancement of expenses.

     The purpose of the Board of Directors in approving and submitting to the shareholders for approval the proposed amendment concerning indemnification is to gain shareholder approval of indemnification (including the advancement of expenses), to the fullest extent permitted by law, of directors and officers and, at the option of the Company's Board of Directors in any particular case, employees and agents, who were or are involved in any manner in Proceedings by reason of the fact that they serve or served as directors or officers, or employees or agents, as the case may be, all as set forth in the proposed amendment.

     The Company has no knowledge of any present or pre-existing circumstances or events to which the proposed amendment might apply. In addition, the proposed amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or officer or potential director or officer. The Board of Directors and management recognize that adoption of the proposed amendment may have the effect of reducing the likelihood of derivative litigation against directors and officers, and may also discourage or deter shareholders from bringing a lawsuit against directors or officers for money damages, even though such an action, if successful, would benefit the Company and its shareholders (any amount which might practicably be received from the directors and officers would, in any event, not likely be significant to the Company's financial condition). The Board of Directors and management also recognize that, to the extent that the amendment increases the Company's indemnification obligations as a result of future changes in applicable law, pertinent court decisions or otherwise, and if insurance coverage for such indemnification is not available, all or a portion of any large damage award against a director or officer could be paid by the Company, thus adversely affecting a shareholder's investment. Finally, it should be recognized that the directors and officers of the Company could benefit from the proposed amendment and thus have a personal interest in having it approved even though it may prevent shareholders from collecting money damages from directors and officers or increase the Company's indemnification expenses. However, given the difficult environment and potential for incurring expenses and liabilities currently facing directors and officers of publicly held corporations, the Board of Directors believes that the proposed amendment is in the best interests of the Company and its shareholders since it should enhance the Company's ability to attract and retain qualified directors and officers.

     INDEMNIFICATION AGREEMENTS. Pursuant to authority granted by its Board of Directors, the Company has entered into separate Indemnification Agreements (the "Indemnification Agreements"), in the form attached hereto as APPENDIX C, with its directors. The Board believes that the Indemnification Agreements are in the best interests of the Company and its shareholders. In the Board's view, it is extremely important for the Company to continue to be able to retain and attract responsible and well-qualified individuals to serve as its directors.
At the same time, the Board feels that the Company's ability in this regard is threatened by a growing risk of litigation directed against corporate directors generally, and the difficult market for directors' and officers' liability insurance, in which the Company has not been able to obtain coverage in a manner that the Company believes to be cost-effective. The Indemnification Agreements will, in the Board's opinion, enhance the Company's ability to retain and attract well-qualified directors. Over the past few years, several directors have expressed their concern over lack of the directors' and officers' insurance coverage available to them. At the present time, no director has indicated that he will resign as a director because of this problem.

     Although shareholder approval of the Indemnification Agreements is not required by law, the Board of Directors considers it appropriate to submit the Indemnification Agreements to the shareholders of the Company for their ratification and approval, because the members of the Board are parties to, and therefore the beneficiaries of the rights contained in, the Indemnification Agreements. Although the Company cannot determine in advance its position with respect to any challenge to the enforceability of the Indemnification Agreements, by a shareholder, the Company may assert shareholder approval of the Indemnification Agreements as a defense. A shareholder of the Company may be estopped from making a claim that the Indemnification Agreements or future indemnification agreements entered into by the Company with directors of the Company are invalid if the shareholder votes in favor of such ratification and approval.

     Each Indemnification Agreement provides that it shall terminate at the conclusion of this year's Annual Meeting if it has not been ratified and approved at such meeting. In the event approval of this Proposal Three is not received, the Company's directors and its officers would continue to have indemnification rights provided by the Texas law and Article 8 of the Company's Amended and Restated Articles of Incorporation as presently constituted.

     In the case of persons who from time to time in the future become members of the Board of Directors of the Company, the Board anticipates that indemnification agreements substantially in the form of APPENDIX C hereto will, if the Indemnification Agreements now in effect are ratified and approved as proposed, be entered into which such new directors, subject to being authorized by the Board. The Board currently expects that such future agreements may differ from the Indemnification Agreements now in effect in that the future agreements may not provide for the termination thereof upon the failure to receive shareholder approval, and the Board at present does not expect to seek shareholder approval or ratification for any such future agreements. A shareholder of the Company may be estopped from making a claim that such future similar agreements regarding indemnification entered into by the Company with directors of the Company are invalid if the shareholder votes in favor of such ratification and approval.

     The Indemnification Agreements became effective upon their execution and delivery and will, in accordance with their terms, provide indemnification protection to the Company's directors who are parties thereto, with respect to actions, suits and proceedings threatened or commenced before, as well as after, such date. The Board of Directors knows of no threatened, pending or completed action, suit or proceeding to which the Indemnification Agreements would apply.

     The Company has no present plans to provide indemnification protection to its directors and officers beyond that provided by the Indemnification Agreements and in the Amended and Restated Articles of Incorporation as now in effect or as it may be amended pursuant to this proposal.

REQUIRED VOTE

     In order to be adopted, this proposal must receive the affirmative vote of holders holding two-thirds of the shares of stock eligible to vote at the Annual Meeting.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL.

                                  PROPOSAL FOUR

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                ELIMINATION OF SUPERMAJORITY VOTING REQUIREMENTS

     On February 3, 1997, the Company's Board of Directors unanimously approved and recommended that the shareholders approve the elimination of Section 13.1 of
Article 13 of the Company's Amended and Restated Articles of Incorporation.
Section 13.1 presently provides that proposals to effect a merger of the Company, to sell or exchange all or substantially all of the Company's assets or to amend, alter, change or repeal the Amended and Restated Articles of Incorporation require the approval of the holders of the two-thirds of each outstanding class of capital stock entitled to vote.

     At present, Section 13.1 of the Company's Amended and Restated Articles of Incorporation is designed primarily to discourage in advance hostile tender offers, particularly those by which an outsider may acquire with a view to a subsequent business combination only that portion of the Company stock necessary to effect control of the Company or a business combination. In addition, such provision also has the arguably negative effect of disproportionately benefitting a minority of the shareholders of the Company by giving such shareholders in effect veto power over combinations regardless of whether the transaction is desired by or beneficial to holders of a majority of the Company's shares and the management of the Company.

     The existing supermajority provision could have the effect of overriding applicable Texas Business Corporation Act requirements, as now existing or as hereafter amended, that provide for less onerous approval requirements for the transactions of the type described in Section 13.1. Elimination of the existing supermajority voting requirement would permit the Company and its management and shareholders, as well as parties contemplating a transaction with the Company or its shareholders, to look to Texas statutory requirements to determine the shareholder approval requirements for significant transactions.

     The Board of Directors believes that through its beneficial ownership of approximately 26% of the outstanding shares of Common Stock it has a substantial economic interest parallel to the public shareholders. In recommending adoption of this amendment, it has attempted to balance the possibility of an unduly burdensome veto power in the minority against the possible added protection afforded by such provisions for public shareholders.

REQUIRED VOTE

     In order to be adopted, this proposal must receive the affirmative vote of holders holding two-thirds of the shares of stock eligible to vote at the Annual Meeting.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are as follows:

          NAME                AGE               POSITION WITH COMPANY
          ----                ---               ---------------------
     Thomas L. Earnshaw       42        President and Chief Executive Officer,
                                        Treasurer and Director

     Robert L. Thelen         58        Senior Vice President - Engineering and
                                        Director

     David Greenstein         37        Senior Vice President and President of
                                        New U.S. Tire Recycling Corp.

     Mark Hope                43        Senior Vice President of Marketing and
                                        Environmental Affairs

     C. Ron McNutt            52        Senior Vice President of Operations

     Information concerning the business experience of Messrs. Earnshaw and Thelen is provided under the caption "Election of Directors" above. Set forth below is information concerning the business experience of the other executive officers of the Company.

     Mr. David Greenstein joined the Company in December 1996 as Senior Vice President and as President of the Company's wholly-owned subsidiary, New U.S. Tire Recycling Corp. Mr. Greenstein most recently had been Executive Vice President of U.S. Tire Recycling Corp., the general partner of U.S. Tire Recycling Partners, L.P., which he joined in April 1992.

     Mr. Mark Hope became Senior Vice President of Marketing and Environmental Affairs in October 1996. From January 1990 until October 1996 Mr. Hope served the Company as Vice President-Northwest Region and from 1985 through December 1989 was the Company's Marketing and Governmental Affairs Manager.

     Mr. C. Ron McNutt joined the Company in April 1996 as Senior Vice President of Operations. Mr. McNutt most recently had been Regional Vice President and General Manager at The Newark Group, a paperboard manufacturing and recycling company which he joined in 1980.

     All executive officers are elected annually by the Board of Directors to serve until the next annual meeting of the Board of Directors and until their respective successors are chosen and qualified.

                             EXECUTIVE COMPENSATION

     The following information summarizes annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of the Chief Executive Officer. No other executive officer's total salary and bonus exceeded $100,000 for any of such fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                     COMPENSATION
                               ANNUAL COMPENSATION      AWARDS
                               -------------------    ----------
                                                      SECURITIES
                                                      UNDERLYING   ALL OTHER
     NAME AND                                BONUS      OPTIONS   COMPENSATION
 PRINCIPAL POSITION      YEAR   SALARY($)   ($)(2)        (#)         ($)
 ------------------      ----   ---------   ------    ----------  ------------
Thomas L. Earnshaw       1996    $100,000    $-0-         -0-      $40,000(3)
President and Chief      1995    $100,000    $-0-       100,000    $ -0-
Executive Officer(1)     1994    $ 81,250    $-0-         -0-      $10,600(4)

_____________

(1) In January 1996 the Company entered into an employment agreement with Mr. Earnshaw pursuant to which Mr. Earnshaw receives an annual base salary of $100,000. In February 1997 Mr. Earnshaw's employment agreement was amended to provide for a base salary of $150,000 and an incentive stock option grant for 100,000 shares of Common Stock. See "Executive Compensation and Other Matters--Employment Agreement."
(2) No executive officer received any perquisites or other personal benefits in fiscal 1996, 1995 or 1994 that in the aggregate exceeded the lesser of $50,000 or 10% of such executive officer's salary and bonus for such year.
(3) Consents of a $40,000 loan made by the Company to Mr. Earnshaw to be repaid from the proceeds under future bonuses from the Company.
(4) Consists of approximately $3,100 attributable to the use of an automobile and $7,500 of forgiven debt.

                        OPTION GRANTS IN LAST FISCAL YEAR

     There were no options granted during fiscal 1996 to the named executive officer.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table shows information concerning the exercise of stock options during 1996 by the named executive officer and number and estimated value of unexercised options held by the named executive officer at fiscal year-end:

                                                    Number of Securities
                                                   Underlying Unexercised         Value of Unexercised
                                                      Options at Fiscal           In-the-Money Options
                     Shares                              Year-End (#)           at Fiscal Year-end ($)(2)
                   Acquired on       Value       ---------------------------   ---------------------------
       Name        Exercise (#)   Realized (1)   Exercisable   Unexercisable   Exercisable   Unexercisable
       ----        ------------   ------------   -----------   -------------   -----------   -------------
 Thomas L. Earnshaw  15,000         $13,200        105,000         80,000        $94,150         $91,200

-------------------
(1) Based on the average of the closing bid and asked price for the Company's Common Stock on the exercise date, less the exercise price of the option.

(2) Based on the average of the closing bid and asked price for the Company's Common Stock of $2.12 on December 31, 1996.

EMPLOYMENT AGREEMENT

     On January 17, 1996, the Company entered into an employment agreement with Thomas L. Earnshaw, the Company's President and Chief Executive Officer. The employment agreement with Mr. Earnshaw originally had a five-year term expiring on December 31, 2006. On February 3, 1997 the Company and Mr. Earnshaw amended the agreement to provide that it would expire in December 31, 1997. Under the agreement, Mr. Earnshaw is to receive a base annual salary of $150,000, subject to increases in the discretion of the Board of Directors of the Company, and is eligible to receive an incentive bonus, based upon the Company reaching certain specified earnings per share increments, ranging from $37,500 to $150,000 for the year. The agreement with Mr. Earnshaw also provides for the payment of a car allowance and the payment or reimbursement of certain expenses of Mr. Earnshaw.

     Under the agreement, Mr. Earnshaw agrees not to participate during the term of the agreement and for a period of two years thereafter, within certain specified geographical areas, in the collection, disposal and recycling of scrap tires and the production and marketing of tire-derived fuel.

     COMPENSATION OF DIRECTORS

     At the April 1987 meeting of the Company's Board of Directors, the directors voted to waive directors' fees until such time as the Company became profitable. In 1992, the shareholders approved the 1992 Stock Plan for Non-Employee Directors and awards under this plan began in 1993. By the terms of such plan, at the conclusion of each annual meeting of shareholders, each elected or incumbent non-employee director receives a nonqualified stock option to purchase 2,500 shares of Company Common Stock at the then fair market value, but only if the Company's net income for the fiscal year just ended was improved over the net income for the prior year. Also, in consideration for service on the Board, in January each such director receives a grant of Common Stock equal in value to $2,000, but only if in the prior fiscal year such director attended at least two regular or special meetings of the Board, and 75% of all such meetings held that year while he was a director. This plan terminates upon the sooner to occur of January 31, 2000, or the January 31st next following after options have been granted on five occasions. By resolution made at the March 23, 1994 meeting of the Board of Directors and effective thereafter, fees for non-employee directors were resumed with $500 to be paid for each Board or committee meeting. A one-time directors' fee was paid in August 1995 to each non-employee director then in office. All directors' fees are contingent upon the availability of net income and cash reserves as determined by the Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

     As a company registered under Section 12 of the Securities Exchange Act of 1934, the executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock have reporting requirements pursuant to Section 16(a) of such Act. Based on information available to it, the Company believes that all statements of beneficial ownership required to be filed with the Securities and Exchange Commission for the fiscal year ended
December 31, 1996 have been timely filed.

COMPENSATION AND OTHER COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1996, the Compensation Committee consisted of Messrs. Cope, Dodge and Walls. All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company. During 1996, no executive officer of the Company served as a member of the Board of Directors or on the compensation committee of a corporation with respect to which any of its executive officers served on the Compensation Committee or on the Board of Directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1996 the Company acquired U.S. Tire Recycling Partners, L.P. ("Old U.S. Tire"), an entity in which Messrs. Anderson, Bernstein, Bodner and Greenstein had ownership interests, for an aggregate consideration consisting of 3,242,997 shares of Common Stock, Convertible Subordinated Notes in the aggregate amount of $1,850,000, and notes payable in the aggregate amount of $605,035. Upon the closing of this transaction, Messrs. Bernstein and Bodner were appointed to the Company's Board of Directors. Messrs. Anderson, Bernstein, Bodner and Greenstein received Common Stock and Convertible Subordinated Notes in the following amounts: 129,075 shares and $37,373.70 (Anderson); 232,976 shares and $135,616 (Bernstein); 429,158 shares and $308,025
(Bodner); and 429,158 shares and $308,025 (Greenstein).

     In connection with the acquisition of Old U.S. Tire, the Company paid Cameron Associates, Inc., a shareholder of the Company and the Company's public relations firm, 243,224 shares of Common Stock of the Company for its assistance as a financial advisor in arranging and facilitating the acquisition of Old U.S. Tire. Mr. Crandall Connors, a director of the Company and an employee of Cameron Associates, received $175,000 from Cameron Associates in connection with his assistance to Cameron Associates in connection with the closing of the Old U.S. Tire transaction.

     In connection with the sale by the Company in December 1996 of 750,000 shares of Common Stock and 750,000 warrants to purchase Common Stock, the Company paid Mr. Crandall Connors a total of $20,000 for arranging the transaction.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executive officers generally are made by the three-member Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to compensation of the Company's executive officers are reviewed by the Board. Decisions with respect to awards under certain of the Company's stock-based compensation plans are made solely by the Compensation Committee, in order for such awards to an exemption provided under Rule 16b-3 under the Securities Exchange Act of 1934. Set forth below is a report prepared by Messrs. Cope, Dodge and Walls in their capacity as the Compensation Committee addressing the Company's compensation policies for fiscal year 1996 as they affected the Company's executive officers, including the Company's Chief Executive Officer, Mr. Earnshaw.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Targeted levels of total executive compensation are generally set at levels that the Compensation Committee believes to be generally consistent with or at levels slightly below others in the Company's industry, although actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

     The Compensation Committee is mindful of grants or awards made to the Company's executive officers under the Company's stock-based compensation plans. In order to have sufficient cash flow to meet operational needs, and to reward executives commensurate with the Company's success, the Company has emphasized stock options as a form of compensation. The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Compensation Committee takes into account these stock-based elements in designing the compensation packages of the Company's executive officers.

     In 1993, Congress amended the Internal Revenue Code to add Section 162(m). This section provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. Because of the relatively modest compensation level of the Company's executive salary structure, this would not be an issue except for the fact that stock options theoretically have no upper limit for appreciation. The Company has examined its compensation policies in view of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section and has determined that these provisions are not likely to affect the deductibility of executive compensation for fiscal 1996. It is currently not expected that any part of the Company's deduction for executive compensation will be disallowed for fiscal 1997.

BASE SALARIES

     Each executive officer's base salary is reviewed annually by the Compensation Committee and is subject to adjustment on the basis of individual and corporate performance. Base salaries are generally set at or somewhat below competitive levels, with the result that the Company relies on annual and longer term incentive compensation to attract and retain executive officers of outstanding ability and to motivate them to perform to the full extent of their abilities. The base salaries of the Company's executive officers are kept within a fairly narrow range in an effort to keep the amount of total base salaries under control and otherwise reflect the relatively comparable contributions made by the Company's executive officers to the Company's overall performance. During fiscal 1996 there were no increases in salary for executive officers, and no executives received a bonus in fiscal 1996. Mr. Earnshaw's Employment Agreement was amended in early 1997 and his annual base compensation thereunder was increased from $100,000 to $150,000, and the revised Employment Agreement provides the opportunity for Mr. Earnshaw to earn bonuses ranging from $37,500 to $150,000 if the Company reaches certain earnings per share increments set forth therein.

     Executive officers of the Company are evaluated on the basis of both their individual performance, as well as the Company's performance. The Chairman of the Board is evaluated on his leadership of the Board. The Chief Executive Officer's compensation is generally based on factors related to his leadership of the Company, as well as his specific accomplishments and the performance of the Company. See "--Fiscal 1996 Chief Executive Officer Compensation." Mr. Thelen is evaluated for his engineering expertise and its application, as he is responsible for equipment design and improvement, plant construction and technical assistance to customers. On February 1997 the Chairman of the Board received a non-qualified stock option to acquire 1,000,000 shares of Common Stock with exercise prices ranging from a low of $2.50 per share to up to $7.00 per share with respect to 250,000 share increments. Further, in connection with the amendment of Mr. Earnshaw's Employment Agreement, the Company granted Mr. Earnshaw an incentive stock option to acquire 100,000 shares of Common Stock at a price of $2.14 per share, the fair market value at the grant date. It is contemplated that this performance-based compensation will continue to be an important component of executive compensation.

FISCAL 1996 CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Earnshaw's compensation for fiscal 1996 as Chairman and Chief Executive Officer of the Company principally consisted of a base salary. Mr. Earnshaw's base salary for fiscal 1996 was approved by the Compensation Committee. On February, 1997, Mr. Earnshaw entered into an amendment to his employment agreement that set his base salary for fiscal 1997 at $150,000 (see "Executive Compensation and Other

Matters--Employment Agreement"). Consistent with its performance-based focus, Mr. Earnshaw's amended Employment Agreement provides for cash bonuses upon the satisfaction of certain earnings per share thresholds. Mr. Earnshaw does not participate in the Compensation Committee's decision regarding his compensation.

                                   Submitted by the Compensation Committee
                                   of the Board of Directors


                                   ROGER W. COPE
                                   MICHAEL C. DODGE
                                   W. DAVID WALLS

                                PERFORMANCE GRAPH

     The following graph compares the annual cumulative total shareholder return on an investment of $100 on January 1, 1992 in the Company's Common Stock, with that of a like investment in the NASDAQ Market Index and an industry group comprised of companies with the refuse systems standard industrial classification (SIC) code number of 4953. The peer companies industry group includes companies significantly larger than the Company with significantly different purposes, such as Browning-Ferris and Waste Management, but was the closest relevant peer group to that of the Company for which statistics could be reasonably obtained. To the knowledge of the Company, there are no companies in such industry group whose primary business is scrap tire recycling. Likewise, NASDAQ was the closest broad market index for which statistics were available to the Company. The Company was delisted from NASDAQ in 1990 for failing to meet its capital and surplus requirements. The year-end values of each investment are calculated by adding dividends, if any (and assuming reinvestment thereof), to the difference between the Common Stock price at the beginning and end of the measurement period, and dividing such sum by the price at the beginning of the measurement period. The calculations used in plotting the graph are also set out below.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
             OF THE COMPANY, INDUSTRY GROUP AND NASDAQ MARKET INDEX

                              [PERFORMANCE GRAPH]

COMPANY OR INDEX     1991     1992       1993      1994      1995      1996
----------------    ------    ------     ------    ------    ------    ------
Waste Recovery, Inc.  100    147.22      38.89     47.22    134.72    344.44
Industry Index        100     94.39      68.66     64.62     77.09     88.45
Broad Market          100    100.98     121.13    127.17    164.96    204.98


                           ANNUAL REPORT ON FORM 10-K

     UPON WRITTEN REQUEST OF ANY BENEFICIAL SHAREHOLDER OR SHAREHOLDER OF RECORD, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 (INCLUDING THE EXHIBITS, FINANCIAL STATEMENTS, AND THE SCHEDULES THERETO) REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM JOHN E. COCKRUM, SECRETARY, 309 SOUTH PEARL EXPRESSWAY, DALLAS, TEXAS 75201.

                                  OTHER MATTERS

     At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                   By Order of the Board of Directors

                                             JOHN E. COCKRUM
                                                 SECRETARY

Dated:  April 24, 1997

                                   APPENDIX A

                          PROPOSED NEW SECTION 12.1 TO
                            THE COMPANY'S AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION


     Section 12.1. NUMBER AND TERMS OF OFFICE OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, none of whom need be shareholders of the Corporation. The number of directors constituting the Board of Directors shall be fixed from time to time by resolution passed by a majority of the Board of Directors. The directors shall, except as otherwise provided under applicable provisions of the Texas Business Corporation Act for filling vacancies, be elected at each annual meeting of shareholders, and shall hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal.

                                   APPENDIX B

                            PROPOSED NEW ARTICLE 8 TO
                            THE COMPANY'S AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION


                                    ARTICLE 8

     Section 8.1. INDEMNIFICATION. The Corporation shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (a) is or was a director or officer of the Corporation or (b) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent that a Corporation may grant indemnification to a person serving in such capacity under the Texas Business Corporation Act, as the same exists or may hereafter be amended.

     Such right shall be a contract right and shall include the right to be paid by the Corporation for all expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Texas Business Corporation Act, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including the Board of Directors or any committee thereof, special legal counsel, or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create presumption that such indemnification or advancement is not permissible.

     The Corporation additionally may indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

                                   APPENDIX C

                        FORM OF INDEMNIFICATION AGREEMENT


                    AGREEMENT OF INDEMNIFICATION OF DIRECTORS


     AGREEMENT OF INDEMNIFICATION OF DIRECTORS, made and executed this 3rd day of February, 1997, by and between WASTE RECOVERY, INC., a Texas corporation (the "Company"), and ___________________ , an individual resident of the State of _________________ (the "Indemnitee");

                                 P R E A M B L E

     The Company is aware that, in order to induce highly competent persons to serve the Company as directors or in other capacities, the Company must provide such persons with adequate protection through insurance and indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the Company. The difficulty of obtaining adequate directors and officers liability insurance in the current market has increased the difficulty of attracting and retaining such persons. The Board of Directors of the Company has determined that (i) it is essential to the best interests of the Company's shareholders that the Company act to assure such persons that there will be increased certainty of such protection in the future, and that (ii) it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will continue to serve the Company free from undue concern that they will not be so indemnified. The Indemnitee is willing to serve, continue to serve, and take on additional service for or on behalf of the Company on the condition that he be so indemnified;

     NOW THEREFORE, for and in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee do hereby agree as follows:

     1. SERVICE BY THE INDEMNITEE. The Indemnitee will continue to serve as a director of the Company faithfully and will discharge his duties and responsibilities to the best of his ability so long as he is duly elected or qualified in accordance with the provisions of the Amended and Restated Articles of Incorporation and Bylaws of the Company and the Business Corporation Act of the State of Texas or until his earlier death, resignation or removal. The Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue the Indemnitee in any such position. Nothing in this Agreement shall confer upon the Indemnitee the right to continue in the employ of the Company or as a director of the Company or affect the right of the Company to terminate the Indemnitee's employment at any time in the sole discretion of the Company, with or without cause, subject to any contract rights of the Indemnitee created or existing otherwise than under this Agreement.

     2. INDEMNIFICATION. The Company shall indemnify the Indemnitee to the fullest extent permitted by the Business Corporation Act of the State of Texas or other applicable law, as in effect from time to time. Without diminishing the scope of the indemnification provided by this Section 2, the rights of indemnification of the Indemnitee provided hereunder shall include, but shall not be limited to, those rights hereinafter set forth, except that no indemnification shall be paid to the Indemnitee:

         On account of any suit in which judgment is rendered against the Indemnitee for disgorgement of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of
     Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law;

         On account of conduct of the Indemnitee that is finally adjudged by a court of competent jurisdiction to have been knowingly fraudulent or to constitute willful misconduct;

         In any circumstance where such indemnification is expressly prohibited by applicable law;

         With respect to liability for which payment is actually made to the Indemnitee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement (other than this Agreement), except in respect of any liability in excess of payment under such insurance, clause, bylaw or agreement;

         If a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful (and, in this respect, both the Company and the Indemnitee have been advised that it is the position of the Securities and Exchange Commission that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable, and that claims for indemnification should be submitted to the appropriate court for adjudication); or

         In connection with any proceeding (or part thereof) initiated by the Indemnitee, or any proceeding by the Indemnitee against the Company or its directors, officers, employees or other Indemnitees, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company in its sole discretion, pursuant to the powers vested in the Company under applicable law, or (iv) except as provided in Sections 10 and 13 hereof.

     3. ACTIONS OR PROCEEDINGS OTHER THAN AN ACTION BY OR IN THE RIGHT OF THE COMPANY. The Indemnitee shall be entitled to the indemnification rights provided in this Section if he is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative in nature, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other entity, including, but not limited to another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other entity, or by reason of any act or omission by him in any such capacity. Pursuant to this Section 3, the Indemnitee shall be indemnified against all expenses (including court costs and attorneys' fees), costs, judgments, penalties, fines and amounts paid in settlement that were actually and reasonably incurred by him in connection with such action, suit or proceeding (including, but not limited to, the investigation, defense or appeal thereof), if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

     4. ACTIONS BY OR IN THE RIGHT OF THE COMPANY. The Indemnitee shall be entitled to the indemnification rights provided in this Section 4 if he is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity, including, but not limited to another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other entity, or by reason of any act or omission by him in any such capacity. Pursuant to this Section 4, the Indemnitee shall be indemnified against all expenses (including court costs and attorneys' fees), costs, judgments, penalties, fines and amounts paid in settlement that were actually and reasonably incurred by him in connection with such action, suit or proceeding (including, but not limited to, the investigation, defense or appeal thereof), if he acted in good faith and in a manner he reasonably believed to be in or not opposed to be the best interests of the Company; PROVIDED, HOWEVER, that no such indemnification shall be made in respect of any claim, issue or matter as to which applicable law expressly prohibits such indemnification by reason of any adjudication of liability of the Indemnitee to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses and costs which such court shall deem proper.

     5. INDEMNIFICATION FOR COSTS, CHARGES AND EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Agreement, to the extent that the Indemnitee has served on behalf of the Company as a witness or other participant in any claim, action or proceeding, or has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 3 and 4 hereof, or in defense of any claim, issue or matter therein, including, but not limited to, the dismissal of any action without prejudice, he shall be indemnified against all costs, charges and expenses (including court costs and attorneys' fees) actually and reasonably incurred by him in connection therewith.

     6. PARTIAL INDEMNIFICATION. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses (including court costs and attorneys' fees), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the investigation, defense, appeal or settlement of such suit, action, investigation or proceeding described in Sections 3 or 4 hereof, but is not entitled to indemnification for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such expenses (including court costs and reasonable attorneys' fees), costs, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him to which the Indemnitee is entitled. Without limiting the generality of the foregoing, if the action, suit, investigation or proceeding is brought against the Indemnitee in his capacity as a director, officer, employee or shareholder, the presumption shall be that recovery is sought by reason of the Indemnitee's status as a director of the Company.

     7. DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION. Upon written request by the Indemnitee for indemnification pursuant to Section 3 or 4 hereof, the entitlement of the Indemnitee to indemnification pursuant to the terms of this Agreement shall be determined by the following person or persons, who shall be empowered to make such determination: (a) the Board of Directors of the Company, by a majority vote of a quorum consisting of Disinterested Directors (as defined in Section 18); or (b) if such a quorum is not obtainable, by majority vote of a committee of two or more Disinterested Directors designated to act in the matter by majority vote of all directors; or (c) by Independent Counsel (as hereinafter defined) if the Board of Directors, by the majority vote of Disinterested Directors, so directs in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. Such Independent Counsel shall be selected by the majority vote of Disinterested Directors and reasonably approved by the Indemnitee. Such determination of entitlement to indemnification shall be made not later than 45 days after receipt by the Company of a written request for indemnification by or on behalf of the Indemnitee. Such request shall include documentation or information which is necessary for such determination and which is reasonably available to the Indemnitee. Any costs or expenses (including court costs and attorneys' fees) incurred by the Indemnitee in connection with his request for indemnification hereunder shall be borne by the Company. If the person making such determination shall determine that the Indemnitee is entitled to indemnification as part (but not all) of the application for indemnification, such person shall reasonably prorate such partial indemnification among such claims, issues or matters.

     8. PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS. The Secretary of the Company shall, promptly upon receipt of the Indemnitee's request for indemnification, advise in writing the Board of Directors, or such other person or persons as are empowered to make the determination pursuant to Section 7, that the Indemnitee has made such request for determination. Upon making such request for indemnification, the Indemnitee shall be presumed to be entitled to indemnification hereunder and the Company shall have the burden of proof in making of any determination contrary to such presumption. If the person or persons so empowered to make such determination shall have failed to make the requested indemnification within 45 days after receipt by the Company of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent actual and material fraud in the request for indemnification. The termination of any action, suit, investigation or proceeding described in Sections 3 or 4 hereof by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself: (a) create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful; or (b) otherwise adversely affect the rights of the Indemnitee to indemnification, except as may be provided herein.

     9. ADVANCEMENT OF EXPENSES AND COSTS. All reasonable expenses and costs actually incurred by the Indemnitee (including reasonable attorneys' fees, retainers and advances of disbursements required of the Indemnitee) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, if so requested by the Indemnitee, within 30 days after the receipt by the Company of a statement or statements from time to time. The Indemnitee's entitlement to such expenses shall include those incurred in connection with any proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall reasonably evidence the expenses and costs incurred by him in connection therewith and shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified against such expense and costs by the Company pursuant to this Agreement or otherwise.

     10. REMEDIES OF THE INDEMNITEE IN CASES OF DETERMINATION NOT TO INDEMNIFY OR TO ADVANCE EXPENSES. In the event that a determination is made that the Indemnitee is not entitled to indemnification hereunder or if payment has not been timely made following a determination of entitlement to indemnification pursuant to Sections 7 and 8, or if expenses are not advanced pursuant to
Section 9, the Indemnitee shall be entitled to a final adjudication in an appropriate court of the State of Texas or any other court of competent jurisdiction of his entitlement to such indemnification or advance. Alternatively, the Indemnitee may, at his option, seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, such award to be made within 60 days following the filing of the demand for arbitration. The Company shall not oppose the Indemnitee's right to seek any such adjudication or award in arbitration or any other claim. Such judicial proceeding or arbitration shall be made DE NOVO and the Indemnitee shall not be prejudiced by reason of a determination (if so made) that he is not entitled to indemnification. If a determination is made or deemed to have been made pursuant to the terms of Section 7 or Section 8 hereof that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination and shall be precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. The Company further agrees to stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertions to the contrary. If the court or arbitrator shall determine that the Indemnitee is entitled to any indemnification hereunder, the Company shall pay all reasonable expenses (including reasonable attorneys' fees) and costs actually incurred by the Indemnitee in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings).

     11. NOTIFICATION AND DEFENSE OF CLAIM. Promptly after receipt by the Indemnitee of notice of the commencement of any action, suit or proceeding, the Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company in writing of the commencement thereof, but the omission to so notify the Company will not relieve the Company from any liability that it may have to the Indemnitee except to the extent that the Company shows by clear and convincing evidence that it has been materially and adversely prejudiced by such failure to give timely notice. Notwithstanding any other provision of this Agreement, with respect to any such action, suit or proceeding as to which the Indemnitee gives notice to the Company of the commencement thereof:

          The Company will be entitled to participate therein at its own expense; and

          Except as otherwise provided in this Section 11, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to so assume the defense thereof, the Company shall not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ his own counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action, or (iii) the Company shall not in fact have employed counsel to assume the defense of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have reasonably reached the conclusion provided for in clause (ii) above.

          The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent. Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement.

     12. OTHER RIGHTS TO INDEMNIFICATION. The indemnification and advancement of expenses (including court costs and attorneys' fees) and costs provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may now or in the future be entitled under any provision of the Bylaws of the Company, any provision of the Amended and Restated Articles of Incorporation of the Company, any vote of shareholders or Disinterested Directors, any provision of law or otherwise.

     13. ATTORNEYS' FEES AND OTHER EXPENSES TO ENFORCE AGREEMENT. In the event that the Indemnitee is subject to or intervenes in any proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, the Indemnitee, if he prevails in whole or in part in such action, shall be entitled to recover from the Company and shall be indemnified by the Company against any actual expenses for attorneys' fees and disbursements reasonably incurred by him.

     14. DURATION OF AGREEMENT. This Agreement shall continue until and terminate upon the later of (a) 10 years after the Indemnitee has ceased to occupy any of the positions or have any relationship described in Sections 3 and 4 of this Agreement, and (b) the final termination of all pending or threatened actions, suits, proceedings or investigations to which the Indemnitee may be subject by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, partner, venturer, proprietor, trustee, agent or similar functionary of any other entity, including, but not limited to, another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other entity, or by reason of any act or omission by him in any such capacity. The indemnification provided under this Agreement shall continue as to the Indemnitee even though he may have ceased to be a director or officer of the Company. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and his spouse, successors, assigns, heirs, devisees, executors, administrators or other legal representatives.

     Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate and be of no force or effect in the event that it is not ratified and approved at the 1997 Annual Meeting of Shareholders of the Company.

     15. SEVERABILITY. If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, but not limited to, all portions of any Sections of this Agreement) containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including but not limited to, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifest by the provision held invalid, illegal or unenforceable.

     16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought shall be required to be produced to evidence the existence of this Agreement.

     17. CAPTIONS. The captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     18.  DEFINITIONS.  For purposes of this Agreement:

          "Disinterested Director" shall mean a director of the Company who is not or was not a party to the action, suit, investigation or proceeding in respect of which indemnification is being sought by the Indemnitee.

          "Independent Counsel" shall mean a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent (i) the Company or the Indemnitee in any matter material to either such party, or (ii) any other party to the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's right to indemnification under this Agreement.

     19. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     20. NOTICES. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly give if (i) delivered by hand with receipt acknowledged by the party to whom said notice or other communication shall have been directed or if (ii) mailed by certified or registered mail, return receipt requested, with postage prepaid, on the date shown on the return receipt:

          If to the Indemnitee to:




          If to the Company, to:   Waste Recovery, Inc.
                                   309 South Pearl Expressway
                                   Dallas, Texas  75201

or to such other address as may be furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.

     21. GOVERNING LAW. The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, applied without giving effect to any conflicts-of-law principles.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                            WASTE RECOVERY, INC.


                                            By:
                                               ------------------------------
                                            Its:
                                                -----------------------------


                                            INDEMNITEE:


                                            ---------------------------------

                              WASTE RECOVERY, INC.

              ANNUAL MEETING OF SHAREHOLDERS - MAY 19, 1997

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby (i) acknowledges receipt of the Notice
P of Annual Meeting of Shareholders dated April 18, 1997 of WASTE RECOVERY, INC. (the "Company") to be held on May 19, 1997 in the
R offices of the Company, and the Proxy Statement in connection therewith, and (ii) appoints Thomas L. Earnshaw, Don Phillips and
O John E. Cockrum, and each of them (acting together, or if only one be present, then by that one alone), his attorneys and proxies,
X with full power of substitution to each, to vote all shares of Common Stock of the Company of the undersigned at said meeting and
Y    at any adjournment thereof, as follows:

1.   ELECTION OF DIRECTORS

     / /  FOR all nominees listed       / /  WITHHOLD AUTHORITY to vote
          below (except as marked            for all nominees listed
          to the contrary below)             below

               Jay I. Anderson, Crandall S. Connors, Michael C. Dodge,
                       Steven E. MacIntyre (Class B Directors);
                         Stephen P. Adik (Class C Director)

2. The proposal to amend the Company's Amended and Restated Articles of Incorporation to eliminate the classification of the Board of Directors into three classes and to provide that each director shall be elected annually to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.

3. The proposal to amend the Company's Amended and Restated Articles of Incorporation to provide for indemnification of officers and directors to the fullest extent permitted under Texas law and to ratify and approve a resolution of the Board of Directors that authorized the Company to enter into Indemnification Agreements with the Company's directors.

4. The proposal to amend the Company's Amended and Restated Articles of Incorporation to eliminate the supermajority voting requirement for the shareholders of the Company to approve certain transactions.

     / /  FOR       / /  AGAINST       / /  ABSTAIN

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

5. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted as directed above. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON ITEM 1 AND FOR THE PROPOSALS SET FORTH IN ITEMS 2, 4 AND 5.)

IMPORTANT: You are encouraged to attend this meeting in person, but if you cannot do so, please complete, date and sign this proxy and mail it promptly in the enclosed return envelope.

DATED ___________________, 1997          ____________________________________


                                         ____________________________________
                                         PLEASE SIGN HERE

                                         Please date this proxy and sign your
                                         name exactly as it appears hereon.
                                         Where there is more than one owner,
                                         each should sign. When signing as an
                                         agent, attorney, administrator,
                                         executor, guardian or trustee, please
                                         add your title as such. If executed
                                         by a corporation, the proxy should be
                                         signed by a duly authorized officer
                                         who should indicate his title. Please
                                         date, sign and mail this proxy as soon
                                         as possible. No postage is required if
                                         mailed in the United States.